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                                                                   EXHIBIT 10.36

As of July 1, 1999

Mr. H. Christopher Whittle
The Edison Project Inc.
15th Floor
521 Fifth Avenue
New York, NY  10175

Dear Chris:

         This letter agreement ("Agreement") amends and restates the terms of your employment with The Edison Project Inc. ("Edison" or the "Company") as approved by Edison's Board of Directors (the "Board"). This Agreement supercedes and replaces any prior written or oral understandings between the Company and you.

         Position/Responsibilities. You will continue to be employed as Edison's President and Chief Executive Officer ("CEO"), working out of the Company's headquarters in New York City. Your responsibilities are set forth on Exhibit A attached hereto.

         Term. The term of your employment commences as of the date hereof and ends on June 30, 2004, unless terminated earlier by you or by the Company as provided below.

         Base Salary. You will be paid at an annual base salary rate of $320,366. Contingent upon achievement of Edison's Board-approved business plan for each fiscal year as determined by the Board in its sole discretion, your base salary will be increased at the start of the following fiscal year by no less than eight percent (8%) of your then current base salary.

         Bonus. In addition to your base salary, you will be eligible to receive for each fiscal year an annual bonus of up to 50% of your then current base salary under a plan to be determined by the Board in its sole discretion.

         Benefits. You will be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit D. The Company will further maintain for your benefit supplemental long-term disability insurance and supplemental term life insurance such that your total life insurance coverage through the Company is $800,000, provided that such supplemental coverage can be obtained at a premium that is customary for a man of your age in good physical condition.
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You will receive three weeks of vacation annually in addition to the official
Company holidays.

         Expense Reimbursements. You will be reimbursed for all reasonable expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company's policies.


         Termination/Severance Pay. (i) Either you or Edison may terminate your employment at any time without cause by giving written notice to that effect. The termination of employment shall be effective on the date specified in such notice.

         (ii) If Edison terminates your employment without cause or if you terminate your employment for "good reason," Edison will pay you as severance pay for a period beginning on the effective date of termination and ending twenty-four (24) months from such date (the "Severance Period") your then current base salary plus the maximum bonus amount you would have had the opportunity to earn during such period (together, the "Enhanced Base"). The Enhanced Base will be paid on Edison's normal payroll cycle during the Severance Period whether or not you obtain other employment. For purposes of this Agreement, "good reason" shall mean (a) the assignment to you of duties and responsibilities which results in your having materially less significant duties and responsibilities or exercising materially less significant power and authority than you had, or duties and responsibilities or power and authority not in all material respects comparable to that of the level and nature which you had immediately prior to any such assignment; (b) your removal, or the failure to re-appoint you to your then current position with Edison; and (c) Edison's failure to perform in a timely manner its material obligations under this Agreement, other than in the case of each of (a), (b) and (c), (A) with your express written consent or (B) in connection with any termination of your employment by Edison as the result of your disability or "for cause."


         (iii) If you terminate your employment without good reason, Edison will pay you as severance pay your base salary as of the date of termination for a period of twelve (12) months (the "Payment Period"), provided that if you become employed elsewhere during the Payment Period the amounts otherwise payable to you under this sentence shall be reduced by the total amount of any compensation you earn from such employment during the Payment Period. For purposes of the severance pay offset provisions of this paragraph, the terms "employed" and "employment" shall mean the providing of any services for compensation whether as a full-time or part-time employee or as a consultant. Payments made to you as reimbursement for documented expenses will not constitute compensation for purposes of this paragraph.

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         (iv) If you terminate your employment without good reason prior to July
1, 2002 and a) you or WSI Inc. have borrowed money from the Company in conjunction with the exercise of your March 1, 1997 option to purchase 600,000 shares of Series A Common stock of the Company and your December 15, 1997 option to purchase 850,000 shares of Series A Common stock of the Company and b) the stock of the Company at the time of termination is not publicly traded, you agree to pay the Company within thirty (30) days of such termination a penalty fee in the amount of $1 million.

         (v) In consideration of the severance pay provided for in (ii) and
(iii) above, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time.

         (vi) Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (1) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (2) conviction of a crime of moral turpitude or of a felony; or (3) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         Death. If you die during your employment hereunder, this Agreement shall terminate upon the date of your death. Edison's obligations under this Agreement (other than obligations then due and owing hereunder) will terminate upon Edison's payment to the personal representative of your estate (i) your unpaid base salary through the date of your death and (ii) any expenses properly reimbursable under this Agreement and not yet reimbursed.

         Exclusivity. In return for the compensation payments set forth in this agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of the Board except for your activities on behalf of WSI Inc. and its affiliates.

         Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be necessary and appropriate in connection with the business and affairs of Edison. You also agree that any developments, discoveries, or inventions made by you alone or with others (other than for or on behalf of a business which is not a "competing" business as defined below)

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during the term of your employment with Edison and directly applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison.

         Non-competition and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such shall exist during your employment with Edison (for example, the business of managing public and/or private schools for profit or the sale of school management or student assessment systems such as "The Edison Common"), but a "competing" business shall not include the business of developing for or marketing to or implementing in schools electronic curriculum services or technology delivery systems for such services. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year after termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee Edison. For the purposes of the foregoing, any executive employee who within twelve (12) months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

         Entire Agreement. Together with the attached exhibits, this letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This agreement is governed by the substantive laws of the State of New York.

         Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely,

THE EDISON PROJECT INC.

By:
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ACCEPTED AND AGREED:

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H. Christopher Whittle

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Date

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                                    EXHIBIT A

                      RESPONSIBILITIES OF THE PRESIDENT/CEO
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All of the following responsibilities are subject to the direction, authority and approval of Edison's Board.

- Full and usual authority of a CEO, including hiring, firing and supervising Edison employees, agents, representatives, etc.

-   Final authority over day-to-day operations

-   Overall business leadership of the Company

-   Direction of the Company's capital formation efforts

-   Oversight of the Company's development and product design activities

-   Direction of new product development efforts

-   Co-spokesperson for the Company

-   Direction of the Company's media relations



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